Rayonier
2019 Performance Share Award Program
The number of shares to which a participant could become entitled under the 2019 Performance Share Award Program (the “Program”) can range from 0% to a maximum of 200% of the Target Award depending on Rayonier’s total shareholder return (“TSR”) performance for the Performance Period of April 1, 2019 through March 31, 2022, as compared to the TSR performance of the designated peer group companies for the same period. There will be no payout if results fall below the 30th percentile performance threshold.

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TSR is defined as stock price appreciation plus the reinvestment of dividends on the ex-dividend date. For purposes of performance measurement, TSR shall be the final reported figure as may be adjusted by the Committee for unusual, special or non-recurring items to avoid distortion in the operation of the Program.

•	TSR over the performance period will be calculated by measuring the value of a hypothetical $100 investment in Rayonier shares as compared to an equal investment in each of the peer group companies.

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TSR calculations of stock price appreciation will be the average of the closing prices of Rayonier common shares and that of each of the peer group companies for the first 20 trading dates and last 20 trading dates of the Performance Period.

The final number of shares in an Award will be determined as follows:

•	The TSR performance of Rayonier and the peer group companies will be calculated and Rayonier’s relative performance, on a percentile basis, is determined.

•	The payout percentage of Target Award based on Rayonier’s percentile TSR performance against the peer group companies will be calculated per the following table:

Percentile Rank	Award (Expressed As Percent of Target Award)
80th and Above	200%
51st –79th	100%, plus 3.33% for each incremental percentile position over the 50th percentile
50th	100%
31st – 49th	30%, plus 3.5% for each incremental percentile position over the 30th percentile
30th	30%
Below 30th	0%

•	The payout percentage may not exceed 100% of the Target Award if Rayonier’s TSR for the Performance Period is negative.

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Payment, if any, is to be made in Rayonier Common Shares, and may be offset, to the extent allowed under applicable regulations, by the number of shares equal in value to the amount needed to cover associated tax liabilities.

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Dividend equivalents and interest will be paid in cash on the number of Rayonier Common Shares earned under the Program. Dividends will be calculated by taking the dividends paid on one share of Rayonier Common Stock during the performance period times the number of shares awarded at the end of the period. Interest on such dividends will be earned at a rate equal to the prime rate as reported in the Wall Street Journal, adjusted and compounded annually, from the date such cash dividends were paid by the Company.

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Awards will be valued on April 14 following the end of the performance period. If April 14 is a non-trading day, then the next trading following April 14 will be used. Awards, including dividends and interest, will be distributed to participants as soon as practicable following the valuation date.

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In cases of termination of participant’s employment due to Retirement, Death, or Total Disability, in accordance with Plan provisions, outstanding Performance Shares will remain outstanding and will vest subject to the terms and conditions of the Award Agreement and this Performance Share Award Program document. Any Performance Shares earned based on performance during the full performance period will be prorated based on the portion of the performance period during which the participant was employed by the Company, with payment of any such earned Performance Shares to occur at the time that the Awards are paid to employees generally.

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Notwithstanding any other provision in this Plan to the contrary, any award or shares issued thereunder and any amount received with respect to the sale of any such Award or shares, shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of the Company’s Clawback Policy as in effect from time to time (the “Clawback Policy”).

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2019 Performance Share Award Program – Peer Group
April 1, 2019 – March 31, 2022

The peer group consists of timber companies and the companies comprising the real estate segment of the S&P 400 Midcap Index. In order to place more weighting on those companies considered to be our closest competitors, each timber company will be counted in the percentile calculation eight times whereas each real estate company will be counted only once.

•	Catchmark Timber Trust (8x)

•	PotlatchDeltic Corporation (8x)

•	Pope Resources (8x)

•	Weyerhaeuser (8x)

•	Jones Lang LaSalle Incorporated (1x)

•	CoreSite Realty Corporation (1x)

•	First Industrial Realty Trust Inc. (1x)

•	Cousins Properties Incorporated (1x)

•	CyrusOne Inc. (1x)

•	LaSalle Hotel Properties (1x)

•	Camden Property Trust (1x)

•	Liberty Property Trust (1x)

•	Life Storage, Inc. (1x)

•	Lamar Advertising Company (1x)

•	Douglas Emmett, Inc. (1x)

•	Medical Properties Trust, Inc. (1x)

•	JBG Smith Properties (1x)

•	Kilroy Realty Corporation (1x)

•	Taubman Centers, Inc. (1x)

•	Hospitality Properties Trust (1x)

•	National Retail Properties, Inc. (1x)

•	Alexander & Baldwin, Inc. (1x)

•	Weingarten Realty Investors (1x)

•	Healthcare Realty Trust Incorporated (1x)

•	Urban Edge Properties (1x)

•	Senior Housing Properties Trust (1x)

•	Realogy Holding Corp (1x)

•	Omega Healthcare Investors, Inc. (1x)

•	EPR Properties (1x)

•	Corporate Office Properties Trust (1x)

•	American Campus Communities, Inc. (1x)

•	Sabra Health Care REIT, Inc (1x)

•	Tanger Factory Outlet Centers, Inc. (1x)

•	Mack-Call Realty Corporation (1x)

•	The GEO Group, Inc. (1x)

•	CoreCivic, Inc. (1x)

•	Uniti Group Inc. (1x)

•	Highwoods Properties, Inc (1x)
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In the event of a merger, acquisition, or business combination transaction of a peer company with or by another peer company, the surviving entity shall remain a peer company and the acquired entity shall be removed from the peer group.

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In the event of a merger of a peer company with an entity that is not a peer company, where the peer company is the surviving entity and remains publicly traded, the peer company shall remain in the peer group.

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In the event of a merger or acquisition or business combination transaction of a peer company by or with an entity that is not a peer company or a “going private” transaction involving a peer company, where the peer company is not the surviving entity or is otherwise no longer publicly traded, the peer company shall be removed from the peer group.

▪	In the event of a bankruptcy, liquidation or delisting of a peer company, such company shall remain a peer company but be forced to the lowest performance within the peer group.

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In the event of a stock distribution from a peer company consisting of the shares of a new publicly-traded company (a “spin-off”), the peer company shall remain a peer company and the stock distribution shall be treated as a dividend from the peer company based on the closing price of the shares of the spun-off company on its first day of trading. The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.

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